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                                                                EXHIBIT 10.14(2)

                         LICENCE OF COMPUTER SOFTWARE



THIS AGREEMENT is dated this 30 day of August, 1995.

BETWEEN:        TRITECH FINANCIAL SYSTEMS INC.,
                a Corporation with a place of business at:
                2 Eva Road, Suite 201
                Etobicoke, Ontario M9C 2A8

                (hereinafter referred to as the "Vendor")
AND:
                Symons International Group Inc.
                a Corporation with a place of business at:
                4720 Kingsway Drive
                Indianapolis, Indiana, 46205
                (hereinafter referred to as the "Client")

WHEREAS the Vendor is the owner of the right, title and interest in a General Insurance Management System (GIMS) as more specifically described hereinafter;

AND WHEREAS the Client is desirous of obtaining   a licence for the use
of GIMS;

NOW THEREFORE in consideration of the mutual covenants herein contained the parties hereto agree as follows:


A.     DEFINITIONS

In this Agreement:

(a)  ACCEPTANCE TEST means the Tests of the GIMS Application
     Programs on the Hardware to be conducted in accordance with
     Section 5 hereof in order to: (1) verify that the GIMS Application Programs meet the Functional Specifications and (ii) verify that adequate performance of the System running the GIMS Application Programs against appropriate data sets under a variety of conditions.

(b)  GIMS APPLICATION PROGRAMS mean the GIMS programs
     (together with the source code) described in Exhibit A.


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(c)  CLIENT MODIFICATIONS means modifications made to the Software at any time hereafter by other than the Vendor and without the assistance or supervision of the Vendor.

(d)  DOCUMENTATION means the documentation outlined in Exhibit A.

(e) FUNCTIONAL SPECIFICATIONS means the GIMS System specifications attached hereto as Exhibit A.

(f) HARDWARE means the computer hardware approved by the Vendor and as described in Exhibit C.

(g) INSTALLATION SITE means the location where the System will first be installed.

(h) SOFTWARE means collectively the GIMS Application Programs, and any other software provided in this Agreement and any and all additions, enhancements and modifications thereto provided by Vendor, any and all custom software developed by Vendor for use in connection with any of the foregoing and any and all adaptions, and derivatives thereof provided by Vendor, whether in source code, object code, tangible, intangible or any other form, and any portion or copy of any of the foregoing.

(i) LICENCE, IMPROVEMENT & SUPPORT AGREEMENT (LISA) means the agreement so named between the parties hereto.

(j)  SYSTEM means the Hardware and Software working together.

(k) VENDOR MAINTENANCE means maintenance provided by the Vendor pursuant to the LISA.

(l) ZIM means 4th Generation Language/DBMS as provided by Sterling Software International (Canada) Inc..

(m) GROSS ANNUAL PREMIUM means the Gross written insurance premiums of the Client's business for the latest year end, processed through the GIMS Application Programs, excluding sales taxes and service charges.





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(n)  COPIES, means the number of licenced copies referred to in this agreement. Each copy can only be used on one computer system at a time. The Client is licenced for Two copies under this agreement, any changes to the number of copies used by the Client must be authorized by the Vendor.

(o) SITES, means the locations where GIMS is to be installed on the Client's computers. The Vendor will install GIMS at Two of the Client's sites, Indianapolis, Indiana and Ft. Lauderdale, Florida.

(p)  Initial three year term shall commence on January 1, 1996

1.    LICENCE

If the Client accepts the GIMS Application Programs, the Client shall receive a non-exclusive, perpetual, non-transferable, except as provided herein, licence for the GIMS Application Programs provided pursuant to the terms of this Agreement.

At no additional cost to the Client, the Client may transfer the use of the GIMS Application Programs to an alternate computer system of any size and/or transfer the GIMS Application Programs to another location upon written notice to the Vendor. However, in no event shall the client use more than the licenced number of copies of the GIMS Application Programs without the payment of additional consideration to the Vendor.

The GIMS software licence fees hereto shall be based on the Gross Annual Premium as per Schedule B.

2.     RESPONSIBILITIES

In consideration of the fees stated in Exhibit D hereto the Vendor shall:

(a) design and program the GIMS Applications Programs to meet the Functional Specifications attached hereto as Exhibit A approved by the Client including Quality and Functional Assurance testing;

(b) develop plans for each Acceptance Test as well as a plan for conversion from the present procedures to the proposed system. The conversion will be accomplished by a mutually agreed upon




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     method.  The Client will be expected to verify the information being converted;

(c) assist the Client in conducting Acceptance Tests. The Vendor shall install all of the Software on the hardware provided by the Client at the sites defined herein and shall make the Software ready for use;

(d) train the Client's key personnel in the initial use of each of the GIMS Application Programs as well as in the use of ZIM as related to GIMS. Training will be performed at the beginning of each phase of the Client's delivery schedule; and

(e) be available for problem resolution during the Acceptance Test and conversion of the System.

The Client shall:

(a)  approve the Functional Specifications once satisfied with the contents;

(b)  approve the Acceptance Test plan once satisfied with the contents;

(c) work with the Vendor and approve each Acceptance Test when the corresponding GIMS Application Programs meet the respective
     Functional Specifications;

(d) develop comprehensive Acceptance Test Data for the System and prepare the test data, the transactions and files to perform the Acceptance Tests;

(e)  provide the Hardware in proper operating condition;

(f)  provide qualified personnel to operate the system; and

(g)  perform the Acceptance Tests.


3.    CONFIDENTIALITY

The Client shall keep confidential and not disclose or permit access to the GIMS Application Programs or Documentation to any person except those





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     persons permitted to have access to the GIMS Application Programs and
     Documentation under this Section 3. The Client shall grant access to the GIMS Application Programs and Documentation only to such limited number of employees and other persons providing services to the Client as is necessary for purposes specifically related to a use of the GIMS Application Programs or Documentation permitted by this Agreement. The Client shall advise all persons who are permitted by this Agreement to have access to the GIMS Application Programs or Documentation of the confidential and proprietary nature of the GIMS Application Programs and Documentation, and of the restrictions imposed by this Agreement. The Vendor shall have the right, upon reasonable notice, and during business hours, to enter upon the premises of the Client to make such examination as it deems necessary to ensure compliance by the Client with the terms of this Agreement.

     4.     IMPLEMENTATION SCHEDULE

     The Client and the Vendor shall perform each party's assigned responsibilities in accordance with the implementation Schedule attached hereto as Exhibit D.

     5.    ACCEPTANCE TEST

     At no additional cost, the Vendor shall install the Software on the hardware provided by the Client at the sites defined herein. After the completion of installation, the Vendor shall perform a verification test to validate that all components of the Software have been installed and have been made ready for productive use.

     The Acceptance Tests of the System shall be conducted and approved by the Client. Each module capable of standalone operation shall be tested on a standalone basis and all modules shall be tested operating together as an integrated whole. During the Acceptance Tests, comprehensive and representative sets of transactions supplied by the Client and associated with the GIMS Application Programs under testing are processed and results are verified for all components of each of the GIMS Application Programs under testing. The tests will be completed and the Vendor informed in writing of errors. Any errors or modifications will be corrected by the Vendor for re-testing at no additional cost to the Client.




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     Following the date of completion of installation of the GIMS Application
     Programs by the Vendor on the Hardware provided by the Client, the Client shall conduct Acceptance Tests for the GIMS Application Programs as developed by the Vendor under Section 2, for the period of sixty (60) consecutive calendar days including two (2) month end processing cycles, several Daily and Weekly cycles, commencing on the implementation date of the last accepted module of the GIMS Application Programs, for the purpose of determining if, the GIMS Application Programs conforms to the Functional Specifications and that the GIMS Application Programs performs satisfactorily under production conditions. During the Acceptance Test the Client shall notify the Vendor in writing specifying in reasonable detail in what respects, if any, the GIMS Application Programs are failing to perform. The Vendor shall immediately correct any GIMS Application Programs deficiencies disclosed by the Acceptance Test at no additional cost to the Client. At the end of the sixty (60) consecutive calendar day period, the Client shall inform the Vendor of either its acceptance or rejection of the GIMS Application Programs. In the event that the GIMS Application Programs are rejected by the Client, the Client may choose to advise the Vendor of the deficiency and give a further sixty (60) day period to remedy the deficiency. In the event that the GIMS Application Programs are rejected by the Client, the Client may immediately terminate the Agreement as provided by the Agreement.



     6.    DOCUMENTATION

     At no additional cost to the Client, the Vendor shall supply all Documentation to the Client as outlined in the Functional Specifications attached hereto in Exhibit A.


     7.    COPIES

     The Client shall have the right to (i) use the licenced number of machine readable copies of the GIMS Application Programs in object code form for the internal information processing needs of the Client in connection with its business; (ii) use one machine readable copy of the GIMS Application Programs in source code form solely for purposes of enabling the Client to make modifications to the GIMS Application Programs; and (iii) make and use additional machine readable copies of the GIMS Application Programs in object code form and one visually readable copy of the GIMS Application Programs in source code form solely for backup and archival



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     purposes.  The Client may make such limited number of copies of the
     Documentation as is necessary solely for purposes of enabling the Client to use the GIMS Application Programs in the manner permitted by this Agreement.

     8.   PAYMENT FOR ADDITIONAL COPIES OF GIMS

     Upon Payment to the Vendor of licence fees as outlined in Exhibit "B" attached hereto (plus then current implementation and customization costs if applicable), the Client shall have the right to a licence of an additional copy of the GIMS Application Programs in object code form and shall have the right to use such copy, pursuant to the terms hereof, for the internal information processing needs of the Client in connection with its business as an additional copy or alternate modified version of any of all such GIMS Application Programs on the Hardware or on other hardware subject to written consent of the Vendor which consent shall not be unreasonably withheld and advance written notice to the Vendor of the purpose and business for which such copy is to be used and the model, serial number and location for the central processing unit on which such copy is to be used (if other than on the Hardware designated herein).

     9.   MODIFICATIONS

     The Client shall have the right to modify the GIMS Application Programs for any purpose consistent with the terms of this Agreement provided that, upon the request of the Vendor, the Client shall promptly supply such modifications in object code and source code form to the Vendor; provided however that Vendor hereby agrees that any such modifications created by Client shall remain the property of Client, irrespective of any right Client shall grant Vendor for the use of such modifications. Vendor hereby agrees that, in the event such Client modifications are integrated into the GIMS Application Programs which Vendor shall market, sell or licence to third parties, Client shall receive just compensation, as determined by Client and Vendor in good faith, for that portion(s) of such Client modifications, as shall be included in the GIMS Application Programs sold to others. The Vendor will use all reasonable efforts to ensure that future modifications, enhancements and upgrades to the GIMS Application Programs will be compatible with the Client Modifications provided to the Vendor hereunder.




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     10. COMPUTER PROGRAMS DEVELOPED BY THE CLIENT

     Computer programs and knowhow developed by the Client which are not modified versions of GIMS Application Programs supplied by the Vendor will remain in the possession and ownership of the Client and are not to be included in the terms and conditions of this Agreements relating to the GIMS Application Programs.

     11. PROTECTION OF CLIENT INFORMATION

     During the term of this Agreement and for a period of five (5) years from either the date of expiration or date of termination of this Agreement, whichever occurs later, the Vendor will regard and preserve as confidential all the Client files and all information related to the business of the Client, its parent, their subsidiary and affiliated companies, or its or their clients, that may be obtained by the Vendor from any source as a result of this Agreement. The Vendor will not, without first obtaining the Client's written consent, disclose to any person, firm, or enterprise, or use for its benefit, any information relating to the pricing, methods, processes, financial data, lists, apparatus, statistics, programs, research, development or related information of the Client, its parent, their subsidiary or affiliated companies, or its or their clients, concerning past, present or future business activities of said entities.

     The Vendor shall keep confidential and not disclose or permit access to the GIMS Application Programs or Documentation modified by the Client or by the Vendor exclusively on behalf of the Client, to any person except those persons permitted to have access to the GIMS Application Programs and Documentation under this Section. The Vendor shall grant access to the GIMS Application Programs and Documentation only to such limited number of employees and other persons providing services to the Vendor as is necessary for purposes specifically related to a use of the modified GIMS Application Programs or Documentation permitted by this Agreement. The Vendor shall advise all persons who are permitted by this Agreement to have access to the modified GIMS Application Programs or Documentation of the confidential and proprietary nature of the modified GIMS Application Programs and Documentation, and of the restrictions imposed by this Agreement. The Client shall have the right, upon reasonable notice, and during business hours, to enter upon the premises of the Vendor to make such examination as it deems necessary to ensure compliance by the Vendor with the terms of this Agreement.



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12. LICENCE, IMPROVEMENT AND SUPPORT

A Licence, Improvement and Support Agreement must be executed between the parties as an integral part of this "Licence of Computer Software" Agreement.



13.  LIABILITY

Subject to the limitations and disclaimers herein, the Client shall be liable for and shall indemnify and hold the Vendor harmless against any loss or damage caused by the fault or negligence of the Client, its officers, employees, agents and representatives. The Vendor shall be liable for and shall indemnify and hold the Client harmless against any loss or damage caused by the fault or negligence of the Vendor, its officers, employees, agents and representatives.

14.  DISCLAIMER

The Vendor does not make and expressly disclaims, all representations and warranties other than those expressly made herein, whether oral or written, express or implied, by statute or otherwise, including without limitation any warranties of merchantability or fitness for purpose. The Vendor shall in no event be liable for economic, incidental, consequential, indirect, special, punitive or exemplary damages, whether claimed under contract, tort or any other legal remedy or theory or for any loss of or damage to the Client data or programming. Any action under this Agreement against the Vendor by the Client must be brought within one (1) year after the cause of action accrues.

15.  LICENCE LIMITATION

Except as and only to the extent expressly permitted in this Agreement, the Client shall not permit any third party to use, sub-licence, sell, assign, convey, transfer, disclose, publish, display, copy, duplicate, adapt, merge, embed, disassemble or otherwise deal with any of the GIMS Application Programs or Documentation and, without limiting the foregoing, shall not use the GIMS Application Programs to provide information processing, computer service bureau or computer time sharing or similar services to




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any other person or entity or use the GIMS Application Programs or Documentation for any purpose other than as expressly provided herein.


16. OWNERSHIP

As between the Vendor and the Client herein, title ownership rights to the GIMS Application Programs, supplied by the Vendor, remain with the Vendor. No rights or title of any kind whatsoever to any Software shall be acquired by the client as a result of the transactions contemplated by this Agreement. The GIMS Application Programs are agreed to be the Vendor's proprietary information and trade secrets whether or not any portion is copyrighted or patented. The Client's use of the GIMS Application Programs as a result of this Agreement may not be assigned, licenced or otherwise transferred voluntarily, by operation of law (including by amalgamation), or otherwise without the prior written consent of the Vendor. In addition the GIMS Application Programs cannot be reproduced or used by head offices, branch offices, or sister companies, however branch offices may use the system online within the Client's database. The Client may develop, on its own initiative, certain procedures and programs which are not covered in this Agreement. These procedures and/or programs shall remain the property of the Client. The Vendor shall not be responsible for support of Client modifications.



17.  PROPRIETARY RIGHTS

The Client acknowledges that the GIMS Application Programs and Documentation have been developed or acquired by the Vendor at great expense to the Vendor, that the GIMS Application Programs and Documentation are confidential and that the Vendor has exclusive proprietary and other rights in the GIMS Application Programs and Documentation including, without limitation, patent, copyright, trademark, service mark, trade secret, and trade name rights (collectively the "Proprietary Rights").



18. LIMITED RIGHTS

The rights granted to the Client under this Licence are only the rights of a licencee and shall be narrowly construed. The Client acknowledges and







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     agrees that (i) no title or ownership of the GIMS Application Programs or
     Documentation is transferred to the Client hereby, (ii) the GIMS Application Programs and Documentation and all Proprietary Rights are and shall remain the exclusive property of the Vendor, and (iii) except for the Licence, the Client shall not have any right or interest in the GIMS Application Programs or Documentation. The Client shall not make any claim or representation of ownership, or act as the owner, of any of the GIMS Application Programs or Documentation or permit or facilitate the performance of any act that is inconsistent with or in violation of this Agreement or which might jeopardize the Proprietary Rights.



     19. REPRODUCTION OF NOTICES

     All copies of the GIMS Application Programs and Documentation shall remain the exclusive property of the Vendor. The Client shall reproduce and include all proprietary, confidentiality, trade secret and other notices on all copies of the GIMS Application Programs and Documentation or on any portion thereof and will not remove, alter, cover or obfuscate, nor permit to be removed, altered, covered or obfuscated, any such notice from the GIMS Application Programs or Documentation.



     20. UNAUTHORIZED USE

     The Client shall notify the Vendor immediately on becoming aware of the possession, use, or knowledge of the GIMS Application Programs or Documentation by any person or entity not authorized by this Agreement to have such possession, use or knowledge, shall assist the Vendor in stopping and preventing the recurrence of such possession, use or knowledge, and shall cooperate with the Vendor, at the expense of the Vendor, in any litigation deemed necessary by the Vendor to protect the Proprietary Rights. Compliance by the Client with this Section shall not be construed in any way as a waiver of the rights of the Vendor to recover damages or obtain other relief against the Client in connection with any such unauthorized possession, use and knowledge.



     21. KNOW-HOW



     The Client acknowledges that the performance of this Agreement may result in the development of new concepts, methods, techniques, know-





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     how, processes, adaptations, ideas and expressions of ideas.  Any such concepts, methods, techniques, know-how, processes, adaptations, ideas and expressions of ideas which become part of or in any manner whatsoever relate to the GIMS Application Programs or Documentation shall be and remain the exclusive property of the Vendor and are hereby assigned by the Client to the Vendor and the Client shall assist the Vendor, at the expense of the Vendor, in obtaining evidence of title or ownership therein.



     22.  ADDITIONAL SERVICES

     Any services which are performed by the Vendor at the request of the Client, in addition to the grant of the Licence expressly provided for herein, including, without limitation, programming services, training services, data conversion services or products shall require the payment of additional fees to the Vendor. Such fees shall be calculated utilizing the Vendor's then current fees as agreed at that time. Any such services or products provided by the Vendor to the Client shall be provided subject to the disclaimers and limitations on liability provided for herein.



     23. INVOICING AND PAYMENT

     The Vendor shall invoice the Client for the payments as stated in the payment and implementation schedule attached hereto as Exhibit D and such invoices, shall be payable by the Client within thirty (30) days of the Client's receipt of each said invoice.


     Any additional fees for services provided by the Vendor to the Client hereunder or under any other arrangement or agreement between the Vendor and the Client shall be invoiced to the Client on a regular basis as work is performed by the Vendor. The Vendor will provide sufficient invoicing detail such that the Client may determine the particular tasks performed and invoiced for by the Vendor. All such invoices shall be due upon issuance and shall be paid in full within 30 days of the date of their issuance together with interest in the event of non-payment within such 30 day period at the rate of 18% per annum, calculated daily from the date of receipt of the relevant invoice to the date of receipt of payment.



     24. WARRANTY







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     The Vendor warrants to the Client that:

     (a) the Client shall quietly and peacefully posses the Software and/or materials covered hereunder subject to and in accordance with the provisions of this Agreement;



     (b) the Client's use and possession of such Software and/or materials will not be interrupted or otherwise disturbed by any person asserting a claim under or through the Vendor;



     (c) the Vendor has the right to licence or sub-licence to the Client on the terms provided herein all of the GIMS Application Programs provided in this Agreement;



     (d) the GIMS source and object code provided by the Vendor pursuant to this Agreement shall be virus free when delivered to the Client; and



     (e) the GIMS source and object code provided by the Vendor pursuant to the agreement shall be free of all intentionally programmed devices which, when activated or if not re-set, would have a detrimental effect on the performance of the GIMS Application Programs or the Client's computers or the integrity of the Client's data, including data unrelated to the GIMS Application Programs.



     (f) the GIMS Application Programs will enable the Client to satisfy applicable Laws and Regulations governing Insurance and the Insurance Industry, to the extent relevant to the Functionality of the GIMS Applications Programs. Regulatory requirements that will be covered by this agreement relate to statutory obligations of the Client as well as industry mandated requirements, and shall include, but not be limited to, Federal or State Laws, Insurance bureau filing as mandated by a recognized legislative body.


     25.  TAXES

     The charges do not include, and the Vendor shall invoice for, and the Client will pay, as hereinafter stated, all taxes lawfully levied against or upon the GIMS Application Programs or its use, or arising out of this Agreement, exclusive, however, of taxes based on the Vendor's income, and franchise taxes, or taxes on any withholding at the source obligations of the Vendor which taxes shall be paid by the Vendor or, where required









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by law, by the Client remitting to the appropriate taxing authority on the
Vendor's behalf.

26. PATENT AND COPYRIGHT INDEMNITY

Provided the Client's use of the GIMS Application Programs is in compliance with the provisions of this Agreement, the Vendor agrees to defend and/or handle at its own expense any claim or action against the Client, its parent, their subsidiary and affiliated companies, for actual or alleged infringement of any patent, copyright or similar property right (including but not limited to misappropriation of trade secrets) based upon any item of GIMS Application Programs, Documentation, and/or any other materials furnished hereunder by the Vendor or the use thereof by the Client. The Vendor shall have the sole right to conduct the defence of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing by the parties hereto.

The Vendor further agrees to indemnify and hold the Client, its parent, their subsidiary and affiliated companies, harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by the Client in accordance with this Section.

In the event any item of GIMS Application Programs and/or any other materials furnished hereunder is involved in such claim or action and is held to constitute infringement and the use thereof is permanently enjoined, the Vendor shall at its own expense, either: (a) obtain for the Client the right to continue using said GIMS Application Programs and/or any other material; (b) modify such GIMS Application Programs and/or any other materials as contemplated hereunder; or (c) replace said GIMS Application Programs and/or any other materials with equally suitable, non-infringing GIMS Application Programs and/or any other materials.

27. TERMINATION, MODIFICATION AND PRECEDENCE OF THIS AGREEMENT

(a) The Client shall have the right to terminate this agreement at any time. At such time the Client must return to the Vendor all copies of the GIMS Application Programs and Documentation and must





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     erase any copies of the Software from the Client's computers.  The Client must also destroy or erase any backup copies of the Software. The Client will pay the Vendor for any outstanding invoices owed as provided in the attached Exhibit D. The Vendor will reimburse the Client for any fees paid by the Client not yet earned by the Vendor.



(b) In the event of any material breach of this Agreement by either party hereto, the other party may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement in whole or in part by giving thirty (30) days' prior written notice thereof; provided, however, that this Agreement shall not terminate at the end of said thirty (30) days' notice period if the party in breach has cured the breach of which it has been notified prior to the expiration of said thirty (30) days. Notwithstanding anything in this Agreement to the contrary, either party hereto shall have the right to immediately terminate this Agreement, upon notice to the other, in the event of the other's insolvency; receivership; or voluntary or involuntary bankruptcy; in the event of an assignment for the benefit of creditors; or in the event any substantial part of the other's property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within thirty (30) days thereafter. If the Client terminates the Agreement in accordance with this paragraph such termination will be without the Client's financial liability or penalty of any kind.

(c) The terms of this Agreement shall apply and take equal precedence with any and all conditions of exhibits or schedules attached as part of this Agreement. This Agreement, together with all Appendices, Schedules and other Attachments hereto, constitutes the entire agreement between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. In the event of any inconsistency between the Agreement and any exhibit, attachment or schedule the exhibit, attachment or schedule shall govern.

(d) All notices to be given by one party to the other herein shall be given by registered letter, postage prepaid, addressed to the Vendor and Client as per page one (1) of this agreement or such









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     other address as the Vendor and the Client may respectively from time to time appoint in writing, and any such notice shall be deemed to be given and received by the addressee three days after the mailing thereof.



(e) The invalidity in whole or in part of any portion of this Agreement shall not affect the validity of the remaining portion, and the invalid, illegal or unenforceable provisions shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions.

28.  FORCE MAJEURE

If the performance of either party hereunder is delayed or prevented at any time due to circumstances beyond the control of such party, including without limitation those resulting from, labour disputes, fire, floods, riots, civil disturbances, weather conditions, control exercised by a governmental entity, unavoidable casualties or acts of God or a public enemy, the nonperformance of such party shall be excused until such condition no longer exists, save and except that the non-performing party shall immediately advise the other party of the condition and of the anticipated duration of any delay and, in the event such delay extends beyond ten (10) days, the performing party shall be at liberty to mitigate any damages it may suffer by taking any reasonable means of mitigation including the employment of its own forces, and the non-performing party shall do all reasonable things to cooperate.

29. INSURANCE

The Vendor shall acquire and maintain in full force and effect insurance coverage with carriers authorized to do business in Canada throughout the term of this Agreement. Coverage is required in the following categories to the limits shown.



       Category of Insurance              Limit

       A.  Worker's Compensation          Statutory Compliance

          B.  Comprehensive General
              Liability                        $1,000,000.00
              (Bodily Injury and
              Property Damage)



          C.  Comprehensive Auto
              Liability                        $1,000,000.00
              (Bodily Injury and
              Property Damage)
              (Owned and Non-Owned)



The Vendor shall provide the Client with proof of insurance by furnishing the Client with Certificates of Insurance, or in the alternative, the Vendor may provide a verified copy of the declaration page and/or endorsements of the relevant policy(ies).

30.  NO RECRUITMENT OF EMPLOYEES

During the term of this Agreement and for a period of one year thereafter, neither party shall employ, or engage, directly or indirectly, any employee or consultant of the other or any person formerly employed by the other, if such employee or consultant was in any way involved in connection with this Agreement or the utilization of the GIMS Application Programs without the express written consent of the other party.

31.   ASSIGNMENT

The Client shall not sell, convey, sub-license, delegate, assign or otherwise transfer the GIMS Application Programs or Documentation, any component thereof, any right therein or this Agreement, to any other person, either voluntarily or involuntarily, directly or indirectly, whether by operation of law or otherwise without the prior written consent of the Vendor, such consent not to be unreasonably withheld. Any merger, consolidation or other reorganization shall be deemed an assignment hereunder. Notwithstanding the foregoing, the Licence and all of the Client's rights therein may be assigned in whole but not in part: (a) to any person or entity acquiring substantially all of the assets and business of the Client or (b) to any person or entity merging or consolidating with the Client, provided that prior to any such assignment any such assignee becomes a party to this Agreement and agrees to be bound hereby to the same extent as if such assignee were the Client hereunder and provided that the GIMS Application Programs and Documentation is only used in respect of the business and locations for which it was originally licensed. Any sale, conveyance, sub-license, delegation, assignment of other transfer in violation of the terms hereof shall be void and of no force or effect.

     Neither party may assign this agreement, or any of its rights and obligations hereunder, without the prior written consent of the other party.

     32.  NON-COMPETITION

     During the term of this Agreement and for a period of one year thereafter, the Client shall not enter into or engage in any business which directly or indirectly competes with the business carried on by the Vendor or promote or assist, financially or otherwise, any person, firm, association, partnership, venture or corporation engaged in any business which directly or indirectly competes with the business of the Vendor, except as agreed to in a separate agreement.


     33.  ARBITRATION

     Any controversy or claim arising out of or related to this Agreement, or in the event of breach of this Agreement may at the option of either party be referred for settlement by arbitration pursuant to the rules of Arbitration attached as Exhibit E hereto.


     34.  INJUNCTIVE RELIEF

     The Client acknowledges that because of the confidential and proprietary nature of the GIMS Application Programs and Documentation neither termination of this Agreement, arbitration, nor an action at law would be an adequate remedy for a breach by the Client of this Agreement. Accordingly the Client agrees and consents that in the event of any such breach, in addition to all other remedies which the Vendor may have, the Vendor shall be entitled to relief in equity, including a temporary restraining order, temporary or preliminary injunction, and permanent, mandatory or prohibitory injunction to restrain the continuance of any such breach or to compel compliance with the provisions of this Agreement.

35.  INDEMNIFICATION

Except as provided for in Section 26, Patent and Copyright Indemnity, the Client shall indemnify and hold harmless the Vendor, its agents, employees, directors, officers, shareholders, successors and assigns from and against any and all liabilities, losses, damages, claims, suits and expenses, including, without limitation, attorneys' fees, of whatsoever kind and nature imposed on, incurred by, or asserted against the Vendor, its agents, employees, directors, officers, shareholders, successors and assigns relating to or arising out of (1) any action, claim or suit against the Vendor by a third party relating to or arising out of the possession or use of the GIMS Application Programs or Documentation by the Client or (ii) any failure on the part of the Client to perform or comply with the terms of this Agreement.



36.  COOPERATION

The Client shall reasonably cooperate with the Vendor in connection with the performance by the Vendor hereunder and the Client acknowledges that such performance depends in part on such cooperation and that the Client's failure to so cooperate may hinder, impede or excuse the Vendor's performance hereunder.



37.  GOVERNING LAW


This Agreement shall be construed and interpreted solely in accordance with the laws of the State of Indiana.

38.    HEADINGS

The headings to the Articles of this Agreement are solely for the convenience of the parties and shall in no way be held to explain, modify, amplify or aid in the interpretation of any of the provisions hereof.


IN WITNESS WHEREOF, the parties hereto each acting under due and proper authority have executed this Agreement as of the day, month and year written below.


TRITECH FINANCIAL                        SYMONS INTERNATIONAL
SYSTEMS INC.                             GROUP INC.


Per:  /s/ Cannot read signature          Per:  /s/ Douglas H. Symons
      --------------------------               --------------------------


Title  Chairman                          Title  President
      -------------------------                 -------------------------



Date   June 12, 95                       Date   Aug. 30, 1995
      -------------------------                 -------------------------

Affixed with Corporate Seal              Affixed with Corporate Seal

                               LIST OF EXHIBITS


EXHIBIT A                   :      FUNCTIONAL SPECIFICATIONS

     Attachment 1           :      Modification Requirements
     Attachment 2           :      Documentation Listing



EXHIBIT B                   :      PRICING SCHEDULE

EXHIBIT C                   :      COMPUTER HARDWARE AND
                                   OPERATING SYSTEM


EXHIBIT D                   :      IMPLEMENTATION AND PAYMENT
                                   SCHEDULE


EXHIBIT E                   :      RULES OF PROCEDURE OF
                                   ARBITRATION


EXHIBIT F                   :      GUIDELINE FOR OUT OF POCKET
                                   EXPENSES

                                  EXHIBIT "A"


                           FUNCTIONAL SPECIFICATIONS

To be attached to this agreement.

                         ATTACHMENT "1" TO EXHIBIT "A"

                           MODIFICATION REQUIREMENTS

To be described in the Functional Specification Document and attached to this agreement.

                        ATTACHMENT "2" TO EXHIBIT "A"

            DOCUMENTATION LISTING OF ALL GIMS APPLICATION PROGRAMS


To be provided to the Client and to be attached to this agreement.

                                  EXHIBIT "B"

                                PRICING SCHEDULE


     G.I.M.S. Perpetual Licence            LICENCE        SERVICE
     Gross Annual Premium                  FEES           FEES
     $          1  -   5,000,000          $   75,000
     $  5,000,001  -  15,000,000          $  100,000
     $ 15,000,001  -  20,000,000          $  125,000
     $ 20,000,001  -  25,000,000          $  150,000
     $ 25,000,001  -  35,000,000          $  175,000
     $ 35,000,001  -  50,000,000          $  200,000
     $ 50,000,001  -  75,000,000          $  250,000
     $ 75,000,001  - 100,000,000          $  300,000
     $100,000,001 -  150,000,000          $  350,000
     $150,000,001 -  200,000,000          $  400,000
     $200,000,O01 -  350,000,000          $  550,000
     $350,000,001 -  500,000,000          $  750,O00
     $500,000,001 -  750,000,000          $1,000,000




Initial Licence Fee:                    $   250,000
        Based on up to $75 Million in GWP
        SIG Florida         $  6 Million
        Pafco General       $ 49 Million

Functional Study                                        Time and Materials
Conversion Study                                        Time and Materials
Point and Shoot Executive Query               incl

Laser Printing - First Print Site             incl
- Each additional Print Site             $       5,000
- Customization as defined in Exhibit A                 Time and Materials



ACCORD- Integration                     To be determined
     - IVANS Communications             To be determined


Conversion                                      Time and Materials
GIMS Customization as defined in Exhibit A      Time and Materials
Testing                                         incl
Implementation                                  Time and Materials
Documentation as described in Exhibit A         incl
Training - GIMS/ZIM (5 Weeks)                   incl
 - Additional Training @ $600 per day



     TOTAL FEES         $ 255,000               $ Time and Materials




Note: The Vendor has the right to adjust the Licence fees due from the Client at the end of each three (3) year term in co-ordination with the LISA agreement, based on the Client's then current Gross Annual Premium Volume. The Client's Initial Gross Annual Premium Volume is agreed to be Fifty five (55) Million dollars.

                                  EXHIBIT "C"

                     COMPUTER HARDWARE and OPERATING SYSTEM



COMPUTER HARDWARE:                    DATA GENERAL AVION, HP 9000,
                                      IBM RISC 6000, DEC ALPHA
                                      INTEL based Lan OS, or
                                      INTEL based SCO Unix
                                      as determined by the Client

                                      (to be suitably configured)

OPERATING SYSTEM:                     Unix, MS Workgroups
                                      STERLING Answer Zim

                                  EXHIBIT "D"


                      IMPLEMENTATION and PAYMENT SCHEDULE


1.     PROPOSED IMPLEMENTATION SCHEDULE


Client's approval of Functional Specifications:          To be determined

Support file construction:                               To be determined

Software Customization:                                  To be determined

Conversion of Policy, Claims and AP/GL data:             To be determined

Installation of the Software on the client hardware:     To be determined

The Client tests the modified Software:                  To be determined

Training for GIMS (Policy, Claims and AP/GL):            To be determined

The Client's acceptance testing of Software:             To be determined


The Client has the exclusive right to terminate this agreement if the GIMS system is not installed and live by January 1, 1996, and the Vendor agrees to refund any license fees paid within 30 days.



2.     PAYMENT SCHEDULE

The Client shall pay to the Vendor after invoicing the following amounts for the licences granted in this Agreement:

(i)    One third of the Licence fee at time of signing this agreement.

(ii) One third of the Licence fee upon the client testing and accepting the GIMS software.

(iii) One third of the Licence fee, three months after the client uses the software live.

(iv) Invoices for services are due within 30 days of receipt of invoice. All services on a Time and materials basis will be subject to authorization by the client.

(v)    Out of pocket expenses are subject to Exhibit "F" attached.

                                  EXHIBIT "E"

                       RULES OF PROCEDURE OF ARBITRATION

l.   Initiation of Arbitration Proceedings

(a) If any Party to this Agreement wishes to have any matter under this Agreement arbitrated in accordance with the provisions of this Agreement, it shall give notice to the other Party hereto specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to be the single arbitrator. Within 15 days thereafter, the other Party to this Agreement shall give notice to the first Party advising whether such Party accepts the arbitrator proposed by the first Party. If such notice is not given within such 15 day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. Failing agreement of the Parties on a single arbitrator within such 15 day period, either Party may apply to a judge of the Ontario Court of Justice, General Division under the Arbitrations Act (Ontario) for the appointment of a single arbitrator on two clear days notice to the other Party. The arbitrator, whether agreed on by the parties or appointed by Court, shall have the qualifications set out in subparagraph (b) below and is hereinafter referred to as the "Arbitrator".

(b) The Arbitrator shall be a person who is legally trained and who has experience in the computer field in Canada and is independent of either Party. Without limiting the generality of the foregoing, the Arbitrator shall be arm's length from both Parties and shall not be a member of the audit or legal firm or firms who advise either Party, not shall the Arbitrator be a person who is otherwise regularly retained by such Parties.

2.   Submission of Written Statements

(a) Within 30 days of the establishment of the Arbitrator, the Party initiating the arbitration (the "Claimant") shall send the other Party (the "Respondent") a Statement of Claim setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(b) Within 30 days of the receipt of the Statement of Claim, the Respondent shall send the Claimant a Statement of Defence stating in sufficient detail which of the facts and contentions of law in the Statement of Claim it admits or denies, on what grounds, and on what other fact and contentions of law he relies.

(c) Within 30 days of receipt of the Statement of Defence,, the Claimant may send the Respondent a Statement of Reply.

(d) All Statements of Claim, Defence and Reply shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents on which the party concerned relies and which have not previously been submitted by any which they any party, and (where practicable) by any relevant samples.

RULES OF PROCEDURE OF ARBITRATION Cont'd

(e) After submission of all the Statements, the Arbitrator will give directions for the further conduct of the arbitration.

3.     Meetings and Hearings

(a)    Meetings and hearings of the Arbitrator shall take place in the City of


       Toronto, Ontario or in such other place as the Claimant and the Respondent shall agree upon in writing and such meetings and hearings shall be conducted in the English language unless otherwise agreed by such parties and the Arbitrator. Subject to the foregoing, the Arbitrator may at any time fix the date, time and place of meeting sand hearings in the arbitration, and will give all the parties adequate notice of these. Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive working days until it is concluded.

(b) All meetings and hearings will be in private unless the parties otherwise agree.

(c) Any Party may be represented at any meetings or hearing by a legal practitioner.

4.     The Decision

(a) The Arbitrator will make its decision in writing and, unless both the Parties otherwise agree, its reasons will be set out in the decision.

(b) The Arbitrator will send its decision to the Parties as soon as practicable after the conclusion of the final hearing.

(c) The decision shall be final and binding on the Parties and shall not be subject to any appeal or review procedure provided that the Arbitrator has followed the rules provided herein in good faith and has proceeded in accordance with the principles of natural justice.

5.     Jurisdiction and Powers of the Arbitrators.

(a) By submitting to arbitration under the foregoing Rules, the Parties shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised by it so far as the relevant law allows, and in its absolute and unfettered discretion, if it shall judge it to be expedient for the purpose of ensuring the just, expeditious, economical and final determination of the dispute referred to it.

(b)    The Arbitrator shall have jurisdiction to:
       (i)    determine any question of law arising in the arbitration;

       (ii)   determine any question as to- its own jurisdiction;

RULES OF PROCEDURE OF ARBITRATION Cont'd



         (iii) determine any question of good faith, dishonesty or fraud arising in the dispute;

         (iv) order any party to furnish such further details of the Party's case, in fact or in law, as it may require;

         (v) proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with these Rules or with its orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that it intends to do so;

         (vi) receive and take into account such written or oral evidence as it shall determine to be relevant, whether or not strictly admissible in law;

         (vii) hold meetings and hearings, and make its decision (including the final decision) in Ontario or elsewhere with the concurrence of the parties thereto; and

         (viii) order the Parties to produce to it, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power which it determines to be relevant.

(c) In addition, the Arbitrator shall have such further jurisdiction and powers as may be allowed to it by the laws of Indiana, the contract between the parties, the arbitration agreement, the submission or reference to arbitration, and the laws of any place in which it holds hearings or in which witnesses attend before it, and of any place in which it gives any directions or makes any orders or any award.

(d) Notwithstanding the Parties' intention that the Arbitrator be able to act free of Court proceedings as set forth herein, the Parties consent to the decision of the Arbitrator being entered in any Court having jurisdiction for the purposes of enforcement. In addition, any Party may apply to an appropriate Court for such relief by a Court shall not be deemed to be in derogation of the Parties' intention that the dispute be the subject of final and binding arbitration as set forth herein.

                                   EXHIBIT F

                     GUIDELINES FOR OUT-OF-POCKET EXPENSES



BASIC POLICY

When the Vendor has to incur out of pocket expenses on behalf of the Client, then the Client shall reimburse for reasonable, actual and necessary out-of-pocket expenses in connection with the performance of the consulting Services. Reasonable expenses are those that are not lavish or extravagant.

It is the responsibility of the Client and the Vendor to ensure that these guidelines are followed. Should a site visit be required, the Vendor will obtain a written authorization from the Client before any travel plans shall be made.



OUT-OF-POCKET EXPENSES GUIDELINES

     TRAVEL

     a)  AIR TRANSPORTATION

         All air transportation is to be at discounted coach fares or as approved by the client.

     b)  TRANSPORTATION TO/FROM AIRPORTS

         Hotel courtesy shuttles should be used whenever possible. After that, airport limousine Services and airport buses should be used. Taxis should be used as a last choice and shared as appropriate.

     c)  OTHER GROUND TRANSPORTATION
         Use of personal cars shall be reimbursed at the rate of 25 cents per kilometre. Car rental shall be reimbursed for a compact or mid-size car. Reimbursement shall be made for tolls and parking.

     LODGING

         Reimbursement shall be made for standard rooms. No reimbursement shall be made for deluxe or upgraded rooms or for suites.

     MEALS

         A daily allowance of $30 should be followed unless agreed to otherwise.